EXHIBIT 99.4

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

NEWS RELEASE

FOR IMMEDIATE RELEASE

CHECKERS DRIVE-IN RESTAURANTS, INC.

Provides Fourth Quarter 2003 Guidance

TAMPA, FL., February 19, 2004 — Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) today announced that it expects earnings per share for the fourth quarter ended December 29, 2003 to range from $0.43 to $0.45 on a fully diluted basis, which includes a benefit of approximately $0.02 relating to income taxes. These expected quarterly results also include earnings of approximately $0.15 stemming from the previously announced sale of 22 Company-owned restaurants. The Company’s expected earnings range for the fourth quarter of 2003 compares to a loss of $0.79 per share in the fourth quarter of 2002. Included in the prior period loss were charges of $0.35 and $0.53 per share, attributable to restaurant retirement and impairment costs, respectively.

As part of these preliminary results, the Company also expects to report fourth quarter 2003 revenue in the range of $58.0 million to $58.4 million versus $53.5 million for the comparable quarter last year. The fourth quarter revenue increase is primarily due to improved corporate same store sales, which will likely range from 8.5% to 9.0%.

Checkers expects to release final fourth quarter results on March 11, 2004.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. (www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops produces, owns, operates and franchises quick service “double drive-thru” restaurants.

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.

Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 222-9013 ext. 238	(412) 562-1186